SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Soliciting Material Under Rule
☐	Confidential, For Use of the 14a-12 Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials

BRIDGE CAPITAL HOLDINGS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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55 Almaden Boulevard
San Jose, California 95113

April 4, 2011

Dear Shareholder:

We are pleased to enclose our 2010 Annual Report, along with a Notice of our 2011 Annual Meeting and a Proxy Statement and Form of Proxy.

You are cordially invited to attend the 2011 Annual Meeting of Shareholders, which will be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California on May 26, 2011 at 3:00 p.m.

The accompanying Notice of Annual Meeting and Proxy Statement provide information pertaining to the matters to be considered and acted upon at the meeting.  This year, the shareholders are being asked to elect our Board of Directors, approve a non-executive employee stock option exchange program, reapprove existing performance criteria under our 2006 Equity Incentive Plan, and ratify the Audit Committee’s selection of independent public accountants.

Your continuing support of Bridge Capital Holdings and Bridge Bank is appreciated, and we hope you will attend the Annual Meeting.  Whether or not you are personally present, it is very important that your shares be represented at the meeting.  Accordingly, please sign, date, and mail the enclosed proxy promptly.  If you wish to vote in accordance with the Board of Directors’ recommendations, it is not necessary to specify your choices.  You may simply sign, date and return the enclosed proxy.  You may also vote your shares electronically through the internet at www.proxyvote.com.

Sincerely,

Daniel P. Myers
President and Chief Executive Officer

This Page is Intentionally Blank

55 Almaden Boulevard
San Jose, California 95113

Notice of Annual Meeting of Shareholders
Thursday May 26, 2011
3:00 P.M.

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Bridge Capital Holdings (the “Company”), a California corporation, will be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California 95113 at 3:00 p.m., on Thursday, May 26, 2011 for the following purposes:

1.	To elect nine directors;
2.	To approve a non-executive employee stock option exchange program;
3.	To reapprove the existing performance criteria under our 2006 Equity Incentive Plan;
4.	To ratify the appointment of Vavrinek, Trine, Day & Co. LLP as independent accountants for the Company's 2011 fiscal year; and
5.	To transact such other business, including but not limited to motions for adjournment, as may properly come before the meeting and at any and all adjournments thereof.

The names of the Board of Directors’ nominees to be directors of the Company are set forth in the accompanying Proxy Statement and are incorporated by reference herein.

Section 2.7 of the Company’s By-Laws governs the nomination of directors as follows:

Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of any meeting called for the election of directors) are required to be made in writing and to be delivered or mailed to the president of the corporation by the later of: (i) the close of business 21 days prior to any meeting to stockholders called for the election of directors, or (ii) ten days after the date of mailing of notice of the meeting to stockholders.

Such notification must contain the following information to the extent known to the notifying stockholder:

•	the name and address of each proposed nominee;
•	the principal occupation of each proposed nominee;
•	the number of shares of capital stock of the corporation owned by each proposed nominee;
•	the name and residence address of the notifying stockholder;
•	the number of shares of capital stock of the corporation owned by the notifying stockholder;
•
the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying stockholder and the identities and locations of any such institutions;

•
whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and

•	a statement regarding the nominee's compliance with Section 2.3 of the By-Laws.

A complete copy of Sections 2.3 and 2.7 of the By-Laws, relating to director nominations and qualifications of director nominees, will be made available, without charge, to any holder of common stock of the Company, by writing to Daniel P. Myers, President and Chief Executive Officer, Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California  95113.

Nominations not made in accordance with the By-Laws will be disregarded by the chairperson of the meeting, and upon his/her instructions, the inspector of election may disregard all votes cast for each such nominee.

Only shareholders of record at the close of business on March 29, 2011 are entitled to notice of and to vote at this meeting and any adjournments thereof.

By Order of the Board of Directors,
Debra J. Bradford, Corporate Secretary

San Jose, California
April 4, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

Mailed or made available to
shareholders on or about April 4, 2011

PROXY STATEMENT
OF
BRIDGE CAPITAL HOLDINGS

55 Almaden Boulevard
San Jose, California 95113
(408) 423-8500

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Bridge Capital Holdings (the “Company”), a California corporation, for use at the Annual Meeting of Shareholders to be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California 95113 at 3:00 p.m., on Thursday, May 26, 2011 (the “meeting”).  Only shareholders of record on March 29, 2011 (the “Record Date”) will be entitled to vote at the meeting.  This Proxy Statement is first being mailed or made available to shareholders on or about April 4, 2011.

Your vote is important. Because many shareholders cannot attend the shareholder meeting in person, it is necessary that a large number be represented by proxy. Shareholders may vote by completing a proxy card and mailing it in the postage-paid envelope provided. We will mail proxy cards to shareholders on or about April 4, 2011.  Check your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Questions About these Proxy Materials and the meeting

Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with the Annual Meeting of Shareholders of Bridge Capital Holdings, to be held on May 26, 2011.  As a shareholder of record of our common stock, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board of Directors is soliciting your vote at the meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Who is entitled to vote?

Only shareholders of record of our common stock at the close of business on March 29, 2011 are entitled to vote at the meeting.

How many shares are eligible to be voted?

At the close of business on the Record Date, we had outstanding 14,666,716 shares of our common stock (the “common stock”).  No other shares are entitled to vote at the meeting.

What am I voting on?

You are being asked (1) to elect the nine nominees listed in this proxy statement as directors of the Company, (2) to approve a non-executive employee stock option exchange program, (3) to reapprove the performance criteria under our 2006 Equity Incentive Plan and (4) to ratify the appointment of Vavrinek, Trine, Day & Co. LLP as our independent accountants for the 2011 fiscal year.

How many votes do I have?

Holders of common stock are entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date for the meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively.

What is cumulative voting?

Cumulative voting entitles a shareholder to give one nominee as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The nine candidates receiving the highest number of votes will be elected as our directors.

Pursuant to California law, no shareholder may cumulate votes for a candidate unless such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate.  If any shareholder gives notice, all shareholders may cumulate their votes.

How many votes are required to hold the meeting and what are the voting procedures?

Quorum Requirement:   California law provides that any shareholder action at a meeting requires a quorum consisting of a majority of our outstanding shares of common stock. Therefore, at the meeting, the presence, in person or by proxy, of the holders of at least 7,333,359 shares of our voting stock will be required to establish a quorum. Shareholders of record who are present at the meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote and will count towards the establishment of a quorum. This includes brokers holding customers’ shares of record who cause abstentions or non-votes to be recorded at the meeting.

The nine director candidates receiving the most votes will be elected.  Approval of the non-executive employee stock option exchange program, the re-approval of the performance criteria under our 2006 Equity Incentive Program and the ratification of the selection of Vavrinek, Trine, Day & Co. LLP as independent accountants for our 2011 fiscal year each requires the affirmative vote of a majority of the votes cast on such proposals at the meeting (which shares voting affirmatively also constitute a majority of the required quorum). Accordingly, failure to vote and broker non-votes will not affect whether these proposals are approved, but abstentions will have the same effect as a vote against such proposal.

What is a broker non-vote?

Under New York Stock Exchange Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine”, even though the brokers have not received voting instructions from their customers. Although we are listed on the Nasdaq Global Select market, Rule 452 affects voting at the meeting because most shares of our common stock are held with brokers that are subject to New York Stock Exchange rules. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors, the approval of the stock option exchange program and the re-approval of the performance criteria under our 2006 equity incentive plan are deemed to be non-routine matters, so brokers may not vote on these matters in their discretion.  Therefore, unless they have received instructions from you, your broker will return proxies to us without on such matters.  This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are a shareholder of record:   You may vote by one of the following methods (as instructed on the enclosed proxy card):

1. In person at the meeting,

2. On the Internet at www.proxyvote.com, or

3. By mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are a shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:

You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the election of directors and will only vote for directors at the direction of the underlying beneficial owners of the shares. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares in the election of directors.

Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive your proxy card. If you own your shares in this manner, you cannot vote in person at the meeting unless you receive a proxy allowing you to vote at the meeting from the broker or the nominee, and you bring the proxy to the meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the meeting by submitting a new proxy card; delivering written notice to our Secretary prior to May 26, 2011, stating that you are revoking your proxy; or attending the meeting and voting your shares in person. Please note that attendance at the meeting will not, in itself, constitute revocation of your proxy.

Who may attend the meeting?

All shareholders who owned shares of our common stock on March 29, 2011 may attend the meeting.  You may indicate on the enclosed proxy card if you plan to attend the meeting.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the three proposals described above and in this proxy statement.  If any other matters should arise at the meeting, your proxy gives the proxy holders authority to vote on these matters in their discretion.  For example, if we decide to adjourn the meeting one or more times for the purpose of soliciting additional proxies on one or more of the proposals, the proxy holders will have authority to vote your shares in favor of such an adjournment.

Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the meeting.  We will also report the results in a Form 8-K to be filed with the Securities and Exchange Commission after the meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Company or to third parties except:

•	as necessary to meet applicable legal requirements,
•	to allow for the counting and certification of votes, or
•	to help our Board solicit proxies.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Broadridge Financial Solutions, Inc. will receive and tabulate the ballots and voting instruction forms.

What happens if the meeting is postponed or adjourned?

Your proxy would still be effective and may be voted at the rescheduled meeting. You would still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

Please call Debra J. Bradford, our Corporate Secretary, at (408) 423-8500.

Questions About Proposal No. 2 – Approval of the Company’s non-executive employee stock option exchange program.

What is this proposal?

We are asking our shareholders to approve an employee stock option exchange program in which our employees (but not our named executive officers or directors) would be given the opportunity to exchange stock options having an exercise price equal to or more than $12.00 for a like number of new stock options with an exercise price equal to the fair market value of our common stock on the grant date, and which would be subject to vesting over a four year term. The Board believes that the exchange program is in the best interest of shareholders and the Company because new stock options received under the program will provide added incentive to motivate and retain talented employees than the current options, which are “out of the money.”

Why are shareholders being asked to approve this proposal?

We are asking our shareholder to approve the program because the rules of the Nasdaq Stock Market require that we obtain approval prior to initiating the program.

What happens if shareholders approve or do not approve Proposal No. 2?

If shareholders approve Proposal No. 2, we expect to complete the stock option exchange program during the nine months following the Meeting, but we will not be committed to do so.

If shareholders do not approve Proposal No. 2, we will not conduct the stock option exchange program, although we could decide to seek shareholder approval again in the future.  If we are unable to conduct the stock option exchange program, it may be more difficult and/or more expensive for us to retain our employees, particularly as the economy improves.

Questions About Proposal No. 3 - Re-approval of the Company’s performance criteria under the 2006 Equity Incentive Plan.

Why are shareholders being asked to approve this proposal?

Shareholder approval of the performance criteria is required for the Company to fully deduct the amount or value of the performance awards, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1 million the federal income tax deduction available to public companies for compensation paid to its chief executive officer and the other three highest compensated officers (other than the chief financial officer) as of the end of its fiscal year.  This $1 million deduction limit does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code.

Shareholders previously approved the performance criteria under our 2006 Equity Incentive Plan in 2006.  However, in order for awards to continue be eligible to qualify as performance-based compensation that would be fully deductible under Section 162(m) of the Code, our shareholders must reapprove the criteria every five years.

What happens if shareholders approve or do not approve Proposal No. 3?

If shareholders approve Proposal No. 3, we will be able to continue to issue awards under the 2006 Equity Incentive Plan that will qualify as performance-based compensation, and will be able to deduct the expenses of those awards from our income for federal income tax purposes, even if the person receiving the award is one of our four most highly compensated officers (other than our chief financials officer) who earned in excess of $1 million per year (currently, each of our officers earns substantially less than $1 million per year).

If shareholders do not approve Proposal No. 3, the company may not be able to continue to issue awards under the 2006 Equity Incentive Plan that will qualify as performance-based compensation.  As a result, we may not be able to deduct the expenses of certain awards under our 2006 Equity Incentive Plan granted to executives who are deemed by applicable regulations to earn in excess of $1 million in a particular year.

Questions About Proposal No. 4. - Ratification of the selection of independent auditors.

What happens if shareholders do not approve Proposal No. 4?

The shareholder vote is not binding on the audit committee’s selection of the independent auditors. If Proposal No. 4 is not approved, the audit committee would consider the vote of the shareholders under the circumstances and make its own determination whether its selection is appropriate or whether to seek a different independent auditing firm.

All Proposals: How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote FOR each of the nine director nominees named in this proxy statement, FOR approval of the non-executive employee stock option exchange program, FOR re-approval to performance criteria in our 2006 Equity Incentive Plan, and FOR ratification of the appointment of Vavrinek, Trine, Day & Co. LLP as independent accountants for the 2011 fiscal year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Attendance at Meetings

The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) held during 2010 was one hundred twenty-nine (129).  Each incumbent director attended at least 80% of the aggregate of:  (i) the total number of meetings of the Board of Directors held during the period that he served, and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, during the period that he served.

Our policy is that all directors are expected to attend each annual meeting of shareholders, unless attendance is prevented by an emergency. All of our directors who were in office at that time attended the Company’s 2010 annual meeting of shareholders.

Board Leadership Structure

The positions of Board Chairman and of President and Chief Executive Officer are held by two persons. This has been the case since the Company’s inception in 2004 and the Bank’s inception in 2001.  Our Board believes this structure is appropriate for the Company because it provides segregation of duties between managing the Company and the facilitation of the Board and management oversight.

Committees of the Board of Directors

The Company has standing Audit, Finance, Loan, Compensation, and Corporate Governance and Nominating Committees.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”), which consists of Directors Barry A. Turkus as Chair, Lawrence Owen Brown, Robert P. Latta, and Terry Schwakopf, held four (4) meetings in 2010.  The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, appoints and oversees a firm of independent public accountants who audit the books and records of the Company for the fiscal year for which they are appointed, approves each professional service rendered by such accountants and evaluates the possible effect of each such service on the independence of the Company’s accountants.  The Audit Committee also reviews internal controls and reporting procedures of the Bank's branch offices and periodically consults with the independent auditors with regard to the adequacy of internal controls.

Independence

Each member of the Audit Committee is independent under the rules of Nasdaq governing the independence of directors and the independence of audit committee members, including the “audit committee financial expert” discussed below.

Audit Committee Financial Expert

The Board has determined that Ms. Terry Schwakopf has:

•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
•
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and
•	an understanding of audit committee functions.

Therefore, the Board has determined that Ms. Schwakopf meets the definition of “audit committee financial expert” under the rules of the SEC and is “financially sophisticated” under Nasdaq rules.

Our designation of Ms. Schwakopf as an audit committee financial expert does not result in her being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on Ms. Schwakopf any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Pre-Approval Policies

The Audit Committee has not approved a policy of pre-approving non-audit services.  All non-audit services must be brought before the Audit Committee for approval.

Report of Audit Committee

The Audit Committee of the Bridge Capital Holdings Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors.  The charter is posted on our website at www.bridgebank.com. The members of the Audit Committee are Barry A. Turkus as Chair, Lawrence Owen Brown, Robert P. Latta, and Terry Schwakopf.  The Audit Committee selects the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent accountants, Vavrinek, Trine, Day & Co. LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Vavrinek, Trine, Day & Co. LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and Vavrinek, Trine, Day & Co. LLP. The Audit Committee discussed with Vavrinek, Trine, Day & Co. LLP matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

Vavrinek, Trine, Day & Co. LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Vavrinek, Trine, Day & Co. LLP that firm’s independence. We have considered whether the provision of services by Vavrinek, Trine, Day & Co. LLP not related to the audit of the financial statements referred to above and to the reviews of interim financial statements included in the Company’s 10-Q for the quarters ended March 31, June 30 and September 30, 2010, is compatible with maintaining Vavrinek, Trine, Day & Co. LLP’s independence.

Based on the Audit Committee’s discussion with management and Vavrinek, Trine, Day & Co. LLP and the Audit Committee’s review of the representation of management and the report of Vavrinek, Trine, Day & Co. LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities Exchange Commission.

Respectfully submitted by the Audit Committee,
Barry A. Turkus (Chairman), Lawrence Owen Brown, Robert P. Latta and Terry Schwakopf.

Finance Committee

Our Finance Committee is composed of Howard N. Gould as Chair, Terry Schwakopf, Barry A. Turkus , and Daniel P. Myers.  The Finance Committee monitors our financial reports and statements, and oversees our enterprise-wide risk management structure, financial policies and strategy.  The Finance Committee met 12 times in 2010.

Loan Committee

Our Loan Committee is composed of Thomas M. Quigg as Chair, Lawrence Owen Brown, Barry A. Turkus, and Daniel P. Myers.  The Committee oversees credit policies, management and internal credit review processes and approves our allowance for loan losses.  The Loan Committee met 72 times in 2010.

Compensation Committee

The Compensation Committee is composed of Robert P. Latta as Chair, Dr. Francis J. Harvey, Howard N. Gould, and Thomas M. Quigg.  The committee operates under the authority of a charter, which is posted on our website at www.bridgebank.com. The Committee oversees and monitors our human resources policies and practices, reviews and evaluates our salary and benefits structure, evaluates executive management performance and fixes bonus compensation for our executive officers and senior management as the Committee deems appropriate.  During 2010, the Compensation Committee met six times.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2010, there were no interlocking relationships where (a) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; (b) an executive officer served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (c) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised (the “Governance Committee”) of members of the Board who are independent under the listing standards of Nasdaq.  The Governance Committee has a charter, which  is posted on our website at www.bridgebank.com.  The members of the Governance Committee are Thomas M. Quigg as Chair, Howard N. Gould, Allan C. Kramer, M.D., Robert P. Latta, and Terry Schwakopf.  In addition, our Board has adopted resolutions establishing the requirements and qualifications (in addition to the requirement in Section 2.3 of the By-laws that a director be free of certain conflicting interests) for members of the board as follows:

Nominees for director must be recommended to the Board by a majority of the directors of the Company who are independent as defined in the rules of Nasdaq.

We seek directors who are of high ethical character and have reputations, both personal and professional, which are consistent with the image and values of the Company.  Our independent directors review from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in finance, marketing, business, and other areas that are expected to contribute to an effective board.

We will consider director nominees recommended by shareholders who adhere to the procedure set forth in our By-Laws, which is described in the Notice of Meeting attached to this Proxy Statement.

Historically we have selected our directors from prominent business persons and professionals in the communities in which we serve.  We have benefited from the broad contacts that our directors have in their communities, which enable them to recommend candidates for nomination as directors.  The Company considers nominees of shareholders in the same manner as all other nominees.

Board Independence

Our Board has determined that each of the following members of the Company’s Board of Directors is independent under the rules of Nasdaq governing the independence of directors:

Lawrence Owen Brown
Howard N. Gould
Dr. Francis J. Harvey
Allan C. Kramer, M.D.
Robert P. Latta
Thomas M. Quigg
Terry Schwakopf
Barry A. Turkus

Therefore, a majority of our nine directors are independent, as required by the Nasdaq rules.

The Board’s Role in Enterprise Risk Oversight

Our Board is responsible for overseeing risk management for the Company.  Our management is responsible for the day-to-day management of these risks across the Company.  The Finance Committee of the Board is responsible for oversight of risks across the Company.  On a quarterly basis, the Company’s Chief Risk Officer provides a comprehensive risk report to the Finance Committee, which includes a report from the manager covering the most significant issues the Company is facing.  The Committee also engages in periodic discussions with the Chief Risk Officer and the other executive officers as the Committee may deem appropriate related to risk management.

Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings.  The committees consider risks within their areas of responsibility. For instance, in addition to its role in oversight of all risks across the Company, the Finance Committee has specific responsibility for oversight of financial risks including liquidity risk and interest rate risk, the Compensation Committee considers risks that may result from our compensation programs, our Loan Committee focuses on risk related to credit, and the Audit Committee reviews and approves the annual plans for our external audits, and our internal monitoring and compliance functions.  The Audit Committee also reviews and approves the annual assessment of our enterprise risk management process; and considers any need for periodic third party evaluations of the enterprise risk management process.  The Audit Committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the Company.  The Board also assigns other specific risk-related assessment matters to Audit Committee from time to time.

Our Chief Risk Officer is also our Chief Financial Officer.  The Chief Risk Officer reports directly to the Board of Directors with respect to risk-related matters and to the Chief Executive Officer for other purposes.

Code of Ethics

We have adopted a code of ethics governing the conduct of our directors, Chief Executive Officer, Chief Financial Officer and Controller.  The code of ethics is available without charge upon request by contacting Debra J. Bradford, our Corporate Secretary, at (408) 423-8500.

Contacting the Board

Shareholders may address inquiries to any of our directors or the full board by writing to Debra J. Bradford, Senior Vice President and Corporate Secretary, Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California 95113.  All such communications are sent directly to the intended recipient.

INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to our director nominees and for each of our executive officers, including their principal occupation for the past five years.  The information regarding our director nominees includes a description of some of the characteristics, experience and attributes that we believe qualifies them to serve as a director.  There is no family relationship between any director, nominee or executive officer.  Except as described below, no director of the Company holds a directorship in any other company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended or subject to Section 15(d) of the Act.  No director or executive officer has been during the past five years, or is, involved in any legal proceedings material to an evaluation of the ability or integrity of such director. No significant business or personal relationships exist between any director and the Company or its management, except for the business relationships noted under “COMPENSATION DISCUSSION AND ANALYSIS” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.  Except as described below, we are not aware of any arrangement or understanding between the nominees and any other person pursuant to which the nominee was or is to be selected as a director or nominee.

Directors and Nominees

The following persons are directors of the Company.  Each is also a nominee for re-election as a director at the meeting.  All directors of the Company are also directors of the Bank.

Lawrence Owen Brown, age 69, has been a director of the Company and the Bank since 2004.  From 1995 to 2002, Mr. Brown was a Managing Partner of the venture capital firm Technology, Strategy and Alliances of Menlo Park.  He is now retired.

We have nominated Mr. Brown to serve as director of the Company based primarily on his finance and operational background.  As a retired partner of a Silicon Valley venture capital firm, Mr. Brown offers the Board valuable experience assessing asset growth, financial analysis, and risk management related to lending and growth.  Mr. Brown’s background also includes operational management of a high growth public company in the technology hardware industry.    In addition, he has significant experience and familiarity with smaller growth and technology companies, which comprise a significant portion of the Company’s customer base and target market.

Howard N. Gould, age 61, has been a director of the Company since 2009.  Mr. Gould is Vice Chairman of Carpenter and Company, a firm that advises banks on financial matters and is a managing member of Carpenter Fund Manager, GP, LLC, the general partner of the Carpenter Community BancFunds.  From 2004 to 2005, Mr. Gould was California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger.  From 2002 to 2003, he was Vice Chairman of The Bank of the West which had acquired United California Bank where he was Vice Chairman and Chief Operating Officer of United California Bank from 1992 to 2002.  He was State Superintendent of Banks for the State of California under Governor George Deukmejian. Mr. Gould also served as an officer at Bank of America and Wells Fargo Bank.

In 2008, we sold $30 million of convertible preferred stock to the Carpenter Community BancFunds.  In connection with the sale, we agreed to appoint as a director one individual named by the funds’ general partner and who is reasonably acceptable to our Board of Directors and, for so long as the funds hold at least 10% of our common stock (or other securities convertible into our common stock) to recommend such an individual for election to our Board.  The funds’ general partner designated Mr. Gould as its director, and our Corporate Governance and Nominating Committee approved his appointment and nomination.

We have approved Carpenter Fund Manager’s selection of Mr. Gould and nominated him based on his extensive leadership, management, banking and regulatory experience.  In particular, his experience in management at large financial institutions and as the Commissioner of California’s bank regulatory agency enables him to provide valuable insights to the Board of Directors concerning bank industry, management and regulatory matters, particularly in the current economic environment.

Dr. Francis J. Harvey, age 68, served as the 19th Secretary of the U.S. Army from November 2004 to March 2007. Appointed by President George W. Bush and confirmed by the U.S. Senate, he had statutory responsibility for all matters relating to manpower, training, reserve affairs, installations, equipment, communications, and financial management.

Prior to becoming Secretary, Dr. Harvey served on several corporate boards, including three portfolio companies of the Carlyle Group where he was the vice chairman of the board for two of those companies. Between 1997 and 2004, he served on a total of ten different corporate and non-corporate boards. He currently serves on the boards of three privately held companies and is a strategic advisor to several other companies and private equity firms.

Previously, Dr. Harvey was Chief Operating Officer of Westinghouse's Industries and Technology Group. He held several senior leadership positions at Westinghouse, including General Manager of the Marine Division, Vice President of Science and Technology, President of the Government and Environmental Services Company, and President of the Defense and Electronics Systems Group.

We have nominated Dr. Harvey based on his prior involvement as a founding director of the Bank giving him a familiarity with the Bank and its management, in addition to serving on several corporate and non-corporate boards, and for his extensive 40+ year, multi-faceted business career.

Allan C. Kramer, M.D., age 74, serves as Chairman of the Boards of the Company and the Bank.  Dr. Kramer has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Dr. Kramer is currently an investment adviser for a partnership dealing with public, private and angel investments.  In addition, Dr. Kramer is President and Chief Executive Officer of KAM, Inc., a Los Altos-based asset management company.  Dr. Kramer practiced medicine in the Bay Area from 1968 through 2000.

We have nominated Dr. Kramer based on his long-standing and varied business experience and extensive relationships in the entrepreneurial community of Silicon Valley, which enables him to provide valuable insights to the Board.  Also, as one of our longest-serving independent directors, Dr. Kramer has a valuable familiarity with the Company, the Bank, its management and its operations.

Robert P. Latta, age 57, has been a director of the Company and the Bank since 2004.  Mr. Latta is a partner at Wilson Sonsini Goodrich & Rosati, one of the nation’s leading technology and growth business law firms, where he has served as a member of the firm’s investment, compensation, and nominating and executive committees.

We have nominated Mr. Latta based primarily on his legal background.  As an attorney representing both private, venture-backed and public companies, Mr. Latta brings corporate finance experience and familiarity with corporate governance matters to our Board of Directors.  His corporate governance expertise makes him particularly well-suited to serve on our Audit and Corporate Governance and Nominating Committees.  In addition, having served on his firm’s compensation committee, he brings relevant experience to our own Compensation Committee.

Daniel P. Myers, age 51, has been a director, President, and Chief Executive Officer of the Company since its inception in 2004 and has held the same positions with the Bank since its inception in 2001.

We have nominated Mr. Myers because we believe that including the President and Chief Executive Officer on the Board is important and assists the Board in keeping abreast of the Company’s operations, management and progress on corporate initiatives.  Further, Mr. Myers has 18 years of banking experience, including nine at the Bank as President and Chief Executive Officer since its inception.  This experience enables him to provide valuable insights to the Board concerning the banking industry and the Bank in particular concerning economic conditions, asset growth, financial analysis and risk management.

Thomas M. Quigg, age 66, has been a director of the Company since its inception in 2004 and a director of the Bank since 2001.  Mr. Quigg most recently was Chairman, President and CEO of Federal Savings Bank, a subsidiary of Bank of America, where he was responsible for and managed all day-to-day operations from 1993 to 1999.

We have nominated Mr. Quigg based on his 35 years of bank management experience.  As a retired career banker and the former executive officer of a large depository institution, Mr. Quigg has significant finance, accounting and management experience that enables him to provide the Board with valuable insights and perspectives.    As one of our longest-serving independent directors, Mr. Quigg also has a valuable familiarity with the Company, the Bank, its management and its operations.

Terry Schwakopf, age 60, currently serves as a Senior Advisor to the banking practice of Deloitte & Touche, LLP, which provides governance, regulatory and risk strategies advisory services to clients in the banking industry.

Prior to Deloitte, Ms. Schwakopf worked for 23 years in increasingly senior positions with the Federal Reserve Bank of San Francisco, where she was Executive Vice President with overall responsibility for bank supervision. She also served three years with the Federal Reserve Board of Governors in Washington D.C. in a special unit that dealt with systemic issues in the banking and savings and loan industries.

We have nominated Ms. Schwakopf primarily for her vast experience and knowledge in governance, regulatory and risk strategies gained while working with the Federal Reserve Bank of San Francisco. In addition to her regulatory and banking background, Ms. Schwakopf also serves on boards of directors in the non-profit and for profit sectors analyzing financial and accounting data which qualifies her to serve as our Audit Committee Financial Expert.

Barry A. Turkus, age 64, has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Mr. Turkus is a principal of the commercial real estate firm of BT Commercial.

We have nominated Mr. Turkus based on his industry experience, finance knowledge and his business experience.   His real estate background in particular allows him to provide valuable insights to the Board concerning the real estate market, which is important because some of the Bank’s loans are secured by real estate.  As a director of the Bank since its inception, Mr. Turkus also has a valuable familiarity with the Company, the Bank, its management and its operations.

Executive Officers

In addition to Mr. Myers, who is a director of the Company and a nominee for reelection, the following persons are executive officers of the Company.

Thomas A. Sa, age 49, has been the Executive Vice President and Chief Strategy Officer of the Company since 2009 as well as Chief Financial Officer of the Company since its inception in 2004.  Mr. Sa has been the Executive Vice President and Chief Risk Officer of the Bank since 2009.  In addition, he served as Chief Financial Officer of the Bank from its inception in 2001 until 2009.

Timothy W. Boothe, age 45, has been the Executive Vice President and Chief Operating Officer of the Bank since 2006 and was the Executive Vice President and Chief Lending Officer of the Bank since inception in 2001.

Allen G. Williams, age 59, has been the Executive Vice President and Chief Credit Officer of the Bank since 2009. Mr. Williams has been in the banking industry for thirty-four years, most recently with Comerica Bank.

Margaret M. Bradshaw, age 60, has been the Executive Vice President and Chief Banking Officer of the Bank since 2009.  Ms. Bradshaw has over thirty years in the banking industry starting at Wells Fargo in San Francisco, and more recently Comerica Bank.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our By-Laws provide the procedure for nominating candidates for election to our Board of Directors, which is summarized in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.  Nominations not made in accordance with the By-Laws will be disregarded by the Chairman of the meeting and, upon his or her instructions, the inspectors of election shall disregard all votes cast for such nominee(s).

Nominees

Our By-Laws authorize not less than seven or more than 13 directors, with the exact number within that range to be fixed by resolution of the Board of Directors or the shareholders.  The number of directors of the Company is fixed by the Board at nine.

All proxies will be voted for the election of the following ten nominees recommended by the Board of Directors, each of whom is a current director, unless the proxy withholds authority to vote:

Lawrence Owen Brown
Howard N. Gould
Dr. Francis J. Harvey
Allan C. Kramer, M.D.
Robert P. Latta
Daniel P. Myers
Thomas M. Quigg
Terry Schwakopf
Barry A. Turkus

If a proxy withholds approval to vote for a nominee, the shares represented by that proxy will not be voted for election of that nominee.  If any of the nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors.  We have no reason to believe that any nominee will become unavailable and we have no present intention to nominate persons in addition to or in lieu of those named above.

For additional information that may be material to the election of directors, see the sections below entitled “Security Ownership of Directors, Executive Officers and Principal Shareholders,” “Report of the Compensation Committee,” and “Compensation Discussion and Analysis.”

Board of Directors’ Recommendation and Required Vote

The nine nominees receiving the highest number of votes will be elected as directors of the Company at the meeting, assuming a quorum representing a majority of all outstanding voting stock of the Company is present, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF A NON-EXECUTIVE EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

The Board of Directors is requesting that our shareholders approve an employee stock option exchange program (“Exchange Program”). In summary, the Exchange Program would allow our employees (other than our directors or named executive officers) the opportunity to exchange stock options with an exercise price equal to or more than $12.00 for a like number of new stock options with an exercise price equal to the fair market value of our common stock on the grant date, and which would be subject to vesting over a four year term. The Board believes that the Exchange Program is in the best interest of shareholders and the Company, because new stock options received under the program will provide an added incentive to motivate and retain talented employees.

Background

We have been granting stock options to our employees since our subsidiary, Bridge Bank N.A., began operations in 2001, seeking to align employees’ economic interests with the interests of our shareholders.  Our stock option programs cover nearly all full-time and part-time employees.

We are asking for shareholders to approve the Exchange Program in order to satisfy the terms of our stock plans and NASDAQ rules, and as a matter of good corporate governance.

Equity is an essential part of our total compensation structure, and when stock price growth is flat to down, our employees individually experience its impact through the structure of their total compensation and the broad-based reach of our equity program.  We grant equity awards to approximately 70% of our employees annually in conjunction with our annual performance review cycle.  Of our 161 employees as of February 28, 2011, approximately 120 (75%) employees hold stock options.  Stock options provide actual economic value to the holder if the price of our common stock has increased from the grant date at the time the option is exercised.  Of our 161 employees, approximately 100 (62%) employees have options that are priced at $12.00 or more compared to the current fair market value of the Company’s common stock of $9.10 as of February 28, 2011.

Our stock options are granted with an exercise price equal to the market value on the date of grant. The majority of outstanding stock options vest over four years in 25% annual increments and after vesting can be exercised until expiration seven to 10 years after their grant date. As a result, outstanding stock options have a number of varying exercise prices, vesting, and expiration dates. Our employee stock options cannot be sold; they are either voluntarily exercised when there is a positive spread between the exercise price and the market price of our common stock, or they expire unexercised and provide no economic value to the employee.

Rationale for Exchange Program

We consider our employees an important component in our efforts to improve competitive position and to prepare for future success. Many of our employees have skills and familiarity with our customers that they have developed over the years and would be difficult to replace.

Despite recent operational improvements, the price of our common stock, along with that of other bank and financial services companies, has been significantly impacted by the worldwide economic downturn. As of February 28, 2010, our common stock closed at a market price of $9.10, resulting in more than 60% of our outstanding stock option grants held by employees (other than our named executive officers) being underwater (meaning the stock option exercise price exceeded the market price of our common stock).

As a result, we face a considerable challenge to maintaining employee motivation, as well as creating a serious threat to retention as a recovery commences. The Exchange Program would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Structure of the Exchange Program

We are asking our shareholders to approve the Exchange Program with the following features:

Exclusion of Our Named Officers and Directors. The Exchange Program will be available to specified employees holding eligible stock options (as defined below) other than our named officers and directors.

Eligible Stock Options. The Exchange Program will be offered only with respect to stock options with a purchase (exercise) price equal or above $12.00 per share.  As of February 28, 2011, the closing price of our common stock on the Nasdaq Stock Market was $9.10 and the highest daily adjusted closing price of our common stock over the preceding 52 weeks (52-week high) was $11.60.  Accordingly, options with intrinsic value in the recent past will not be eligible because they could be considered likely to have intrinsic value in the near future.

One-for-One Exchange.  Employees will be permitted to exchange all or some of the eligible stock options for new stock options on a one-for-one basis.

Establishment of a New Vesting Period with a Term of Four Years. New stock option awards will receive a renewed vesting period that will vest in 25% annual increments over a four-year period from the grant date. This vesting period supports the long-term nature of stock as an incentive vehicle and also provides for additional years of retention over the tendered stock options, which are already partially or fully vested.

Exercise Price equal to Fair Market Value.  Options issued in the Exchange Program will have an exercise price equal to the fair market value of our common stock on the date of grant.

Implementation of the Exchange Program within Nine Months of Shareholder Approval. We expect that the Exchange Program will begin within nine months of shareholder approval, if received. The actual implementation date within that period, and whether we actually implement this program, will be determined by our Board. If the Exchange Program does not commence within this time frame, we will not conduct the Exchange Program without first seeking shareholder approval. Our Board reserves the right to amend, postpone, or under certain circumstances cancel the Exchange Program once it has commenced.

Impact of Exchange Program

At present, there are approximately 295,750 outstanding stock options with a purchase (exercise) price equal or above $12.00 per share.  The new stock options would be granted with an exercise price equal to the market value of one share of our common stock on the grant date, and would be subject to a four-year vesting schedule and ten -year contractual life. We believe that recommencing the vesting period is consistent with the intent of equity as a long-term incentive vehicle. Our objective for the Exchange Program is to preserve the integrity of the new stock option grants for long-term retention and motivation, with a term and vesting schedule following that of the majority of our stock options.

All stock options surrendered as part of the Exchange Program will be cancelled upon completion of the exchange offer, and the shares underlying those options will not be available for new grants, except to the extent that the surrendered options were granted under our 2006 Equity Incentive Plan.

Exchange Program Process

Additional information about how we expect to conduct the Exchange Program, if approved by shareholders, is set forth below. While the terms of the Exchange Program are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Exchange Program from those described below to take into account our administrative needs, legal requirements, accounting rules, or company policy decisions. For example, although we will not under any circumstances permit the members of our Board or our listed officers to participate, or allow stock options priced below $12.00 to participate, we may decide that it is appropriate to preclude additional employees or exclude stock options granted below a higher price point than would otherwise be permitted under this proposal.

Additionally, we may decide not to implement the Exchange Program even if shareholder approval of the Exchange Program is obtained, or we may amend or terminate the Exchange Program once it is in progress. The final terms of the Exchange Program will be described in the exchange offer documents that will be filed with the SEC.

Overview of the Exchange Program Process

Upon initiation of the Exchange Program, eligible employees holding eligible stock option awards will receive a written offer setting forth the precise terms of the Exchange Program and will need to voluntarily elect to participate. All of our full-time and part-time employees who are employed on the commencement date of the exchange offer period, are still employed at the grant date, and hold eligible stock option awards may participate in the Exchange Program, with the exclusion of our named officers and directors.  Eligible employees will be given at least 20 business days to elect to surrender eligible stock options in exchange for an equal amount of new stock options. Upon completion of the Exchange Program, surrendered stock options will be cancelled and new stock options will be granted promptly. The 2006 Equity Incentive Plan will govern any terms or conditions of new options not specifically addressed within the Exchange Program proposal.

Election to Participate

Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Exchange Program. If you are both a shareholder and an employee holding stock options that are potentially subject to the Exchange Program, your vote to approve the Exchange Program does not constitute an election to participate in the Exchange Program. The written exchange offer documents described above will be provided if and when the Exchange Program is initiated.  You will only be able to elect to participate after you receive the exchange offer documents.

Eligible Stock Options to Be Cancelled via the Exchange Program

As of February 28, 2011, there were 295,750 stock options outstanding priced at or above $12.00 per share that held by held by approximately 100 employees that would be eligible for exchange.   Eligible stock options would be expected to have exercise prices ranging from $12.00 to $22.00 per share, a weighted average exercise price of $16.70 per share, and a weighted average remaining term of less than 12 months per share.

Accounting Impact

Effective January 1, 2006, we adopted the provisions of Accounting Standards Codification (ASC) 718, which requires employee equity awards to be accounted for under the fair value method.  ASC 718 requires that we recognized as an expense the incremental increase in fair market value arising from a change in the exercise price and vesting term of an option or, in this case, the exchange of an option.

Any unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options issued in the Exchange Program. Incremental compensation cost, if any, associated with the new stock options under the Exchange Program will be recognized over the service period of the new awards. Compensation cost for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized.

Based on the foregoing, we estimate that we will recognize approximately $400,000 in additional compensation expenses over the four years following the completion of the Exchange Program, assuming that all eligible options are exchanged.  In contrast, we estimate that if we do not complete the Exchange Program, we recognized approximately $35,000 in compensation expenses with respect to the eligible options over the next two years, which is the remaining life of the eligible options.  We calculated the estimated expense by using the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees, and expect to use that same model in valuing the stock options that are part of the Exchange Program.  Our actual expenses may be less than or greater than these amounts if we complete the Exchange Program, depending on the pricing of shares of our common stock on the date that we grant replacement options and over the next five years and other key inputs to the Black-Scholes option pricing model.

U.S. Tax Consequences

The exchange of stock options pursuant to the Exchange Program should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of our common stock on grant date. The Company and participating employees should not recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the Exchange Program will be incentive stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Exchange Program documents.

Conclusion

We strongly believe that our stock programs and emphasis on employee stock ownership have been integral to our success. We believe that our broad-based equity program has enhanced our ability to attract, motivate, and retain the employee talent critical to attaining long-term improved company performance and shareholder returns. Therefore, we consider approval of the Exchange Program to be important to our future success, as it will enable us to strengthen the motivational and retentive value of our stock option awards to our employees.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NON-EXECUTIVE EMPLOYEE STOCK OPTION EXCHANGE PROGRAM.

PROPOSAL NO. 3

RE-APPROVAL OF PERFORMANCE CRITERIA UNDER THE
BRDIGE CAPITAL HOLINGS 2006 EQUITY INCENTIVE PLAN

The Board of Directors is asking the shareholders of the Company to approve performance criteria that would apply to performance awards granted under the Bridge Capital Holdings 2006 Equity Incentive Plans Shareholders are not being asked to approve an increase in the number of shares issuable under the Equity Incentive Plan or any other amendment, but only to reapprove performance criteria.

Shareholder approval of the performance criteria is required for the Company to fully deduct the amount or value of the performance awards, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and the other three highest compensated officers (other than the chief financial officer) as of the end of its fiscal year (for purposes of Section 162(m), these individuals are referred to as “covered employees”). This $1 million deduction limit does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code.

Performance awards granted under the Equity Incentive Plan are intended to be eligible to qualify as performance-based compensation that would be fully deductible under Section 162(m) of the Code. To so qualify, a performance award must be subject to performance criteria established by a committee or subcommittee comprised solely of two or more outside directors of the Company (the “Committee”). In addition, the performance criteria must be disclosed to and approved by shareholders of the Company. If, however, the Committee has authority to change the targets under a performance criteria after shareholder approval, as is authorized under the Equity Incentive Plan, the performance criteria must be disclosed to and reapproved by shareholders of the Company no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance criteria. The Equity Incentive Plan was last approved by shareholders of the Company at the 2006 Annual Meeting. If shareholder approval of the revised performance criteria is not obtained, performance awards granted under the Equity Incentive Plan will be subject to the $1 million deduction limit, which may result in additional cost to the Company to the extent amounts of compensation paid to covered officers are not deductible.

Performance Criteria Under the Equity Incentive Plan

Participants are only entitled to receive payment for a performance award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria which are set forth in Section 2.26 of the Equity Incentive Plan:

2.26 Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group, and may be calculated in any manner chosen by the Committee. With regard to a particular performance period, the Committee will have the discretion to select the length of the performance period, the type of qualified performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual qualified performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a Participant would have to be employed on the date the qualified performance-based award is paid to be eligible for a payout.

In order to permit awards to qualify as performance-based compensation under Section 162(m) of the Code, no employee may be granted awards under the Equity Incentive Plan in excess of 250,000 shares in any fiscal year of the Company.  The 250,000 share per-employee grant limit is subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company.

The above summary of the material terms of the performance criteria under the Plan is qualified in its entirety by the specific language of the Equity Incentive Plan, which is included as an appendix to this proxy statement and which is available to any shareholder upon request.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RE-APPROVAL OF PERFORMANCE CRITERIA UNDER THE  BRIDGE CAPITAL HOLINDGS  2006 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected the firm of Vavrinek, Trine, Day & Co., LLP as its independent public accountants for the 2011 fiscal year. Vavrinek, Trine, Day & Co., LLP has no interest, financial or otherwise, in the Company.

The following table presents a summary of fees paid to Vavrinek, Trine, Day & Co. for audit and tax related fees during the years ended December 31, 2010 and 2009:

	2010	2009

Audit fees (1)	$189,250	$192,000

Audit-related fees (2)	$-	$-

Tax Fees (3)	$-	$-

All other fees (4)	$-	$-

Total	$189,250	$192,000

(1)
The audit services included an audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and quarterly reviews of the Company’s interim financial statements during those periods.

(2)
Services include assurance and related services by the auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)	Services include tax compliance (preparation of tax returns).
(4)	Services include other services (and products) provided by the auditors, other than the services reported above in this table.

All non-audit services provided by the auditors are subject to pre-approval by our Audit Committee.  During the fiscal years ended December 31, 2010 and 2009, Vavrinek, Trine, Day & Co. LLP provided professional services in connection with the audit of our financial statements for the years ending December 31, 2010 and 2009 and gave the Bank’s Board of Directors a post-audit briefing.  Representatives of Vavrinek, Trine, Day & Co. LLP will be present at the meeting.

All proxies will be voted “FOR” ratification of the selection of Vavrinek, Trine, Day & Co., LLP unless a negative vote or an abstention is noted on the proxy.  If Vavrinek, Trine, Day & Co., LLP should unexpectedly for any reason decline or be unable to act as independent public accountants, the proxies will be voted for a substitute nominee to be designated by the Audit Committee.

Board of Directors’ Recommendation and Required Vote

The ratification of Vavrinek, Trine, Day & Co LLP as our independent public accountants requires approval of the holders of a majority of the total number of shares present and voting at the meeting, assuming a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF VAVRINEK, TRINE, DAY & CO. LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANT.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

Share Ownership of Management

The following table sets forth information as of April 4, 2011 as to common stock beneficially owned by the directors and nominees for director and each current executive officer named in the Summary Compensation Table elsewhere herein, as well as all directors and current executive officers of the Company as a group.  Ownership information is based upon information furnished by the respective individuals.
			Amount and
	Name of		Nature of
Title of	Beneficial	Relationship	Beneficial		Percent of
Class	Owner	To Bank	Ownership		Class

Common	Timothy W. Boothe	Executive Vice President	123,639	(1)	0.84%
		Chief Operating Officer

Common	Margaret Bradshaw	Executive Vice President	42,065	(2)	0.29%
		Chief Banking Officer

Common	Lawrence Owen Brown	Director	42,675	(3)	0.29%

Common	Howard N. Gould	Director	4,922,026	(4)	33.56%

Common	Dr. Francis J. Harvey	Director	26,750	(5)	0.18%

Common	Allan C. Kramer, M.D.	Director and Chairman	281,590	(6)	1.92%

Common	Robert Latta	Director	46,875	(7)	0.32%

Common	Daniel P. Myers	Director	225,628	(8)	1.54%
		President
		Chief Executive Officer

Common	Thomas M. Quigg	Director	48,810	(9)	0.33%

Common	Thomas A. Sa	Executive Vice President	154,243	(10)	1.05%
		Chief Financial Officer
		Chief Strategy Officer

Common	Terry Schwakopf	Director	4,596	(11)	0.03%

Common	Barry A. Turkus	Director	162,154	(12)	1.11%

Common	Allen G. Williams	Executive Vice President	41,115	(13)	0.28%
		Chief Credit Officer

All Directors and Executive Officers as a Group (13 persons)			6,122,166	(14)	41.74%

(1)	Includes 36,405 shares of common stock subject to stock options exercisable within 60 days.
(2)	Includes 15,000 shares of common stock subject to stock options exercisable within 60 days.
(3)	Includes 26,375 shares of common stock subject to stock options exercisable within 60 days.
(4)
Includes 4,906,928 shares held by three investment funds of which Carpenter Fund Manager GP, LLC is the general partner.  Mr. Gould serves as one of five Managing Members of Carpenter Fund Manager GP, LLC and as such shares voting and investment power with respect to these shares.  Mr. Gould disclaims beneficial ownership of these shares.

Includes no shares of common stock subject to stock options exercisable within 60 days.
(5)	Includes no shares of common stock subject to stock options exercisable within 60 days.
(6)
Includes 174,625 shares as Trustee of the Kramer Family Trust, 35,000 shares as Trustee of the Kramer Group Retirement Plan, and 58,593 shares of common stock subject to stock options exercisable within 60 days.

(7)	Includes 22,375 shares of common stock subject to stock options exercisable within 60 days.
(8)	Includes 8,200 shares held as custodian for minor children and 63,240 shares of common stock subject to stock options exercisable within 60 days.
(9)	Includes 13,063 shares as Trustee of the Quigg 1999 Revocable Trust and 16,625 shares of common stock subject to stock options exercisable within 60 days.
(10)	Includes 76,405 shares of common stock subject to stock options exercisable within 60 days.
(11)	Includes no shares of common stock subject to stock options exercisable within 60 days.
(12)	Includes 16,625 shares of common stock subject to stock options exercisable within 60 days.
(13)	Includes 12,500 shares of common stock subject to stock options exercisable within 60 days.
(14)	Includes 355,143 shares of common stock subject to stock options exercisable within 60 days.

Principal Shareholders and Change of Control

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of December 31, 2010 by those shareholders known by the Company to own more than 5% of the outstanding Common Stock of the Company.  Each shareholders ownership percentage is based on 14,510,379 shares of common stock outstanding as of December 31, 2010 plus shares of common stock the shareholder has the right to acquire. We know of no persons other than those entities described below which beneficially own more than 5% of our outstanding common stock as of April 4, 2011.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class Owned

Carpenter Fund Manager, GP (1) 5 Park Place, Suite 950 Irvine, California 92614	4,906,928	33.8%

Endicott Management Co. (2) 360 Madison Avenue, 21st Floor New York, New York 10017	1,433,304	9.9%

(1)  Based on our records and information reported on a Schedule 13D/A as filed with the Securities and Exchange Commission on January 28, 2010.  Carpenter Fund Manager GP, LLC holds investment and voting authority over these shares ass the general partner of the three Carpenter Community BancFunds, which are the holders of record of these shares.  Howard Gould, a director of the Company, is a Managing Member of Carpenter Fund Manager GP, LLC and is also deemed to beneficially own these shares as indicated in the section entitled Share Ownership of Management, above.  While Carpenter Fund Manager GP, LLC and Mr. Gould are deemed to be beneficial owners of such securities for purposes of the reporting requirements of the Securities Exchange Act of 1934 each has expressly disclaimed that it is, in fact, the beneficial owner of such securities.

(2) Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on November 29, 2010.  These securities are owned by Endicott Opportunity Partners III, L.P. (“EOP”) W.R. Endicott III, L.L.C., a Delaware limited liability company ("WR LLC") which serves as the general partner of EOP.  Wayne K. Goldstein and Robert I. Usdan serves as a managing members of WR LLC and have voting and dispositive authority over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and the Nasdaq Stock Market on changes in beneficial ownership of our common stock and to provide us with copies of the reports.  Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2010 fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2010 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”).  Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Respectfully submitted by the Compensation Committee,

Robert P. Latta (Chairman), Howard N. Gould, Francis J. Harvey, PHD, and Thomas M. Quigg.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Committee

The primary purpose of our Compensation Committee is to determine our compensation policies and to determine the compensation of our chief executive officer and other named executives.  The Committee, which consists entirely of independent directors, has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs in a manner that aligns the effort and interests of the Board members and executive management with our shareholders.  The Compensation Committee also determines the compensation of Board members.

Objectives of Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to maximize shareholder value by attracting and retaining qualified, energetic and experienced bankers who are enthusiastic about the Company’s mission and culture.  A further objective of our compensation program is to provide incentives and reward each employee for their contribution to the Company.  Our executive compensation strategy also strives to promote an ownership mentality that aligns the executive’s interests with the interests of our shareholders.

In addition, we strive to promote an ownership mentality among key leadership and the Board of Directors.  It is the policy of the Board of Directors that within one year of being appointed, all directors maintain an investment in the Company of at least $50,000.  Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

As noted above, our compensation program is designed to attract and retain bankers that think and act as owners in promoting the interests of the Company.

Our incentive compensation program is designed to reward teamwork and each employee’s contribution to the Company.  Under the incentive compensation program, each employee has a target opportunity stated as a percentage of base salary with the potential to earn additional compensation for performance beyond target level.  If target level performance is not achieved, executive officers may still have a reduced opportunity for incentive compensation provided a minimum threshold level of performance is achieved.  The measurement of an employee’s performance is a composite of corporate financial goals set by the Finance Committee of the Board and individual objectives established by management in setting the annual plan.

All of our executive officers participate in an incentive compensation plan that is heavily weighted toward achievement of corporate objectives.  The weighting between corporate and individual objectives in measuring performance for purposes of incentive compensation is set annually by the Compensation Committee. In measuring the named executive officers’ contribution to the Company, the Compensation Committee has determined that achievement of corporate objectives should be emphasized in order to reward teamwork and cohesiveness in execution of the Company’s plan.  For 2010, the weighting of corporate objectives in measuring performance under the incentive compensation plan was not applicable for Mr. Myers due to restrictions under the U.S. Treasury’s Troubled Asset Relief Program; 50% for Ms. Bradshaw, Mr. Boothe, Mr. Sa and Mr. Williams.

The corporate objectives of the Company are set by the Finance Committee and the Board as part of the annual planning process.  The corporate objectives are a composite of financial metrics that are considered key to creating long-term value for our shareholders.  The Compensation Committee then adopts these metrics for use in the incentive compensation plan.  The metrics typically include: (1) growth in average total assets; (2) performance in net income; (3) net interest margin; (4) return on average assets; (5) return on average equity; and (6) satisfactory relations with bank regulators.  The metrics are also weighted each year to promote execution of the plan in a manner that achieves balance between short-term and long-term performance.   For 2010, the Board emphasized metrics that promoted supporting the strength of the balance sheet and returning the Company to sound profitability.  Key objectives for the year included (1) reduction of overall credit stress through proactive management of troubled assets; (2) continuing to acquire market share in the form of new banking relationships and core deposit funding; (3) supporting capital ratios, particularly through building tangible common equity, to support repayment of TARP and enhance the Company’s competitive market position; and (4) improve net income available to common shareholders.  The Board believes that these objectives improve the competitive position of the Company and support its ability to create long-term value for shareholders.

In addition to the financial metrics noted above, the Company has established long-term strategic objectives related to, among other things (1) maintaining appropriate levels of capital for risks in the business; (2) establishing a functional framework for enterprise risk management (3) implementing effective responses to risks presented by the economic downturn; and (4) specific reduction in credit risk related to real estate construction loans.

As noted above, in addition to the corporate objectives, a portion of the incentive compensation for our named executives is based upon the effectiveness in achievement of individual objectives specific to their respective organizational responsibilities.  The individual and corporate objectives strive to be fair to all stakeholders by requiring that all performance measures be achieved net of any resulting incentive compensation.  The Compensation Committee has final discretion regarding all incentive compensation.

The Company achieved significant progress with regard to the objectives related to reducing credit stress, growing loans and deposits and improving the quality of capital of the Company.  Achievement of these objectives also represented progress with regard to elements of the long-term strategic plan.  Specifically, net charge-offs of troubled loans were reduced to .85% of gross loans in 2010 compared to 1.92% in 2009.  In addition, provisions for loan losses decreased 49% to $4.7 million in 2010 from $9.2 million in 2009 while achieving a reduction in nonperforming to 2.27% of total assets at December 31, 2010 from 2.79%.  The Company also achieved growth in loan and deposit balances and increased the percentage of funding represented by noninterest bearing demand deposits.  These factors produced 80% improvement in net operating income before preferred dividends and positive net income available to common shareholders for the year.  Finally, the Company reduced its’ preferred dividend load by $3.0 million and improved tangible common equity by $63.0 million, which positioned the Company for repayment of TARP..  As a result of individual contributions of the named executives and the overall progress toward long-term strategic objectives, the Compensation Committee determined that it was appropriate to pay cash incentive compensation to the named executive officers, other than the President and Chief Executive Officer.  The President and Chief Executive Officer did not receive cash incentive compensation due to restrictions under the U.S. Treasury’s Troubled Asset Relief Program (see “Implications of Participation in the Troubled Asset Relief Program” below).

Retention is an important element in the consistency and continuity of the execution of the Company’s strategy.  Unexpected turnover in key executive positions can be disruptive and is a potential threat to the Company’s progress.  Each of the named executives is eligible to participate in a supplemental executive retirement program (“SERP”) that is designed to reward long-term contribution to the Company.  The SERP benefit consists of fifteen annual payments following retirement and is earned and vested over time as a key element of the Company’s retention strategy.

Our executive compensation strategy also strives to promote an ownership mentality that aligns the executive’s interests with the interests of our shareholders.  Accordingly, each executive is eligible to be considered for annual equity based grants under the Company’s Equity Incentive Plan (“EIP”).  The EIP is intended to encourage ownership of the Company’s stock by employees and directors and to provide additional incentive for them to promote the success of the Company.  Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors outside our control.

In 2010, the Compensation Committee did not make grants to executive officers under the EIP in the form of restricted stock awards as it elected to defer awards to the beginning of 2011 to allow for the full year 2010 achievements of the Company to considered.

Our Chief Executive Officer assists the Compensation Committee by providing recommendations regarding the compensation of our executive officers, other than him, and our directors.  The Compensation Committee, however, does not delegate any of its functions to others in setting compensation.  In developing and administering executive compensation, the Compensation Committee directly engages a qualified outside compensation research firm from time to time primarily to review market competitive compensation data and report its findings to the Compensation Committee and the Board of Directors.

Elements of Company’s Compensation Plan and Why We Chose Each (How Elements Related to Objectives)

Annual executive officer compensation consists of a base salary component and the incentive component discussed above.  The current environment in which the Company operates has been extremely competitive and executive talent with experience in managing through a severe economic downturn is at a premium.  Further, in any environment, proven talent is a very valuable commodity to the Company’s strategy and therefore, to our stakeholders.  It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. The Company has defined a strategy regarding executive cash compensation for executives that strives to target base salaries at a market median level.

Incentive compensation is included to align the financial incentives with the interests of our shareholders, which we believe is primarily the preservation of, growth in and return on invested capital.  As discussed above, our incentive compensation program is designed to reward teamwork and each employee’s contribution to the Company.  The Company targets incentive compensation levels at above market median for comparable performance and, as discussed above, makes them contingent upon achievement of Company performance targets.  We believe that the combination of base pay at market median and incentive compensation at above market median strongly aligns the effort and interests of the executives with shareholders.

Each of our executive officers is eligible to receive stock option grants under the Company’s EIP.  The EIP is intended to encourage ownership of the Company’s stock by employees and directors and to provide additional incentive for them to promote the success of the Company.  All of our employees and directors are eligible to be considered for grants under the EIP, which are designed to strengthen the linkage between compensation, retention and long-term shareholder value.  Approximately 70% of all equity based grants in 2010 were to employees who are not executive officers or directors.  We believe that through our broad-based plan, the economic interests of our employees, including our executives, are more closely aligned to those of the shareholders.

As noted above, each of the named executives is eligible to participate in a SERP that is designed to reward long-term contribution to the Company.  Under the SERP, after achieving defined length of service and vesting thresholds, each executive will receive fifteen annual payments upon reaching retirement.  The retirement payment is based on the average base salary of the employee in the last three years of service.  The level of the retirement payment increases at a rate of four percent of base salary per year of service, cumulatively, until reaching a level of sixty percent after fifteen years of service.  The executive’s right to receive retirement payments vests over a period of ten years of continuous service.  We believe that the SERP is a key element of the Company’s executive retention strategy.

The Company has entered into employment agreements with each of the named executives.  The agreements, among other things set forth terms under which the Company and the executive would separate employment, both in the event of a change in control of the Company as well as under the “at-will” terms of employment.  The Committee believes the terms of the agreements provide an appropriate framework to enable executives to fully explore all strategic options for promoting the interests of shareholders.

How the Company Chose Amounts and/or Formulas for Each Element

The Compensation Committee establishes and administers the Company’s executive compensation program on behalf of the Board.  The Compensation Committee reviews and approves the recommendations of the Company’s President and Chief Executive Officer for all elements of executive compensation on an annual basis.  No officer of the Company is present during discussion or deliberations of his or her own compensation. In addition to periodically reviewing executive compensation in light of Company, executive division, and individual performance, the Compensation Committee periodically compares all elements of compensation of Company executive officers with compensation for comparable positions within, and where appropriate, outside of the banking industry.

The Company engages a qualified outside compensation research firm from time to time to review market competitive compensation data and report its findings to the Compensation Committee and the Board of Directors.  Market data is viewed from multiple perspectives including size, maturity and performance characteristics of the subject banks in developing compensation strategies.

Executive officer base annual salaries are determined by review of the responsibilities of each executive officer position, objective and subjective evaluations of performance, and by comparisons to peers within, and when appropriate, outside of, the banking industry utilizing the report of the independent compensation research firm. Each executive’s current and prior compensation is considered in setting future compensation.  In addition, we review the compensation practices of other companies.  To some extent, our compensation plan is based on the market and the companies we compete against for employees.

Executive officer performance incentive compensation is primarily contingent upon Company performance.  Performance incentive compensation is awarded in amounts determined by the Compensation Committee and Board of Directors in accordance with the Company’s incentive compensation plan adopted annually by the Board, which relates the amount of performance incentive compensation paid with the performance of the Company.  The Board of Directors annually determines, among other things, the key metrics and performance targets to be used in the incentive compensation plan.

The elements of our plan (e.g. base salary, incentive compensation, equity-based grants, and SERP) are clearly similar to the elements used by many companies.  Consistent with the requirements applicable to companies participating in the TARP Capital Purchase Program and their fiduciary duties to the Company and its shareholders generally, the Compensation Committee and the Board of Directors seeks to ensure that the incentive compensation plan does not encourage executives to take unnecessary and excessive risks that threaten the value of the Company.  Ultimately, all elements of compensation are subject to the discretion and judgment of the Compensation Committee and the Board.  The exact base pay, stock grant and salary cap amounts are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining employees.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements.

In December 2008, we sold $23.9 million of our Series C preferred stock and a warrant to purchase common stock to the U.S. Treasury under the TARP Capital Purchase Program.  We completed the repurchase all of our Series C preferred shares on March 16, 2011.

As a result of our participation in the TARP Capital Purchase Program, until we completed the repurchase all of our Series C preferred shares, we were subject to certain restrictions on and requirements regarding executive compensation set forth in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and the Securities Purchase Agreement that we entered into with Treasury on December 23, 2008, as well as Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (sometimes referred to as the “TARP Interim Final Rule”).  These restrictions and requirements (sometimes referred to as the “TARP Compensation Standards”) include the following:

• a prohibition on paying bonuses, other than limited amounts of long-term restricted stock or pursuant to certain preexisting employment contracts, to our most highly compensated employee (currently our president and chief executive officer);

• a prohibition on the payment of “golden parachute payments” to our senior executive officers (“SEOs”) and next five most highly compensated employees;

• a requirement to “clawback” any bonus, retention award, or incentive compensation paid to a SEO and any of the next 20 most highly compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate;

• a requirement to establish a policy on luxury or excessive expenditures, including entertainment or events, office and facility renovations, company owned aircraft and other transportation and similar activities or events;

• a requirement to provide shareholders with a non-binding advisory vote on executive compensation;

• a prohibition on deducting more than $500,000 in annual compensation for the SEOs under Internal Revenue Code Section 162(m);

• a prohibition on tax gross-ups to the SEOs and the next 20 most highly compensated employees;

• a requirement to disclose to Treasury any perquisites in excess of $25,000 paid or provided to a SEO or the next 20 most highly compensated employees;

• a requirement to disclose to Treasury whether the Compensation Committee has retained a compensation consultant and the types of services provided by the consultant and its affiliates, whether or not compensation related;

• a requirement that the Compensation Committee evaluate and review on a semi-annual basis with our senior risk officers the SEO compensation plans to limit any features in such plans that would encourage SEOs to take “unnecessary and excessive risks” that could threaten the value of the Company;

• a requirement that the Compensation Committee review on a semi-annual basis employee compensation plans to identify and eliminate any provisions in such plans that encourage the manipulation of reported earnings to enhance the compensation of any employee;

• a requirement that the Compensation Committee evaluate and review on a semi-annual basis with our senior risk officers the risks involved in employee compensation plans and limit risks posed to the Company by such plans;

• a requirement that the Compensation Committee provide a certification that it has conducted the foregoing review and certain disclosures regarding such review in any compensation committee report included in its proxy statement under the federal securities laws; and

• a requirement that the chief executive officer and chief financial officer provide written certifications of compliance with all of the foregoing requirements.

Review of Risk Associated With Compensation Plans

The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company’s success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.  Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company’s cash incentive compensation programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.  Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

In 2010, the primary components for incentive compensation paid to named executive officers primarily related to the effectiveness of management in improving credit quality while achieving net growth in loan balances, growing core deposit funding, and enhancing the quality of capital, with the objective of continuing to mitigate risk while returning the enterprise to sound profitability.  The board regularly receives reports about key elements of risk and the steps undertaken by management to address risk.  In addition, the company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, including “claw-back” provisions in annual incentive plans.

Incentive Plans, which are reviewed and revised on an annual basis, are designed to ultimately enable the Company to adjust the final scoring and payment at the discretion of the Board.  Objectives tied to annual Corporate financial performance are considered achieved, and resulting incentive compensation payments are paid only after satisfactory completion of the annual audit by the Company’s external auditors.  In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.  Generally, there is more oversight on plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Bank’s safety and soundness.  For example, employees that have objectives tied to origination of loans are subject to approval limits that ensure senior management and Board oversight - the larger the loan the more direct the involvement by senior management and the Board in its approval.  The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

Members of our Compensation Committee are well aware of the Company’s financial performance at the enterprise level and they use this information when reviewing and approving incentive payouts to our named executive officers.  For 2010, the Committee met with senior risk officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, that those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

Following that discussion, the Committee unanimously authorized the certification found in the Compensation Committee report, below.

Certification

The Compensation Committee certifies that:

(1) It has reviewed with the senior risk officer the incentive compensation arrangements for our senior executive officers and has made all reasonable efforts to ensure that those compensation arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution;

(2) It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on that review and those discussions. it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert P. Latta (Chairman), Howard N. Gould, Francis J. Harvey, PHD, and Thomas M. Quigg.

Executive Compensation

The following Summary Compensation Table includes information concerning compensation for the three year period ended December 31, 2010 for the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company as of December 31, 2010.

							Change in
							Pension
							Value And
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total

Daniel P. Myers	2010	$450,000	$-	$-	$-	$-	$154,584	$15,720	$620,304
President	2009	$259,615	$-	$124,534	$-	$-	$(53,283)	$15,720	$346,586
Chief Executive Officer	2008	$250,000	$-	$88,000	$-	$-	$84,115	$16,000	$438,115
	2007	$250,000	$336,850	$-	$162,993	$-	$78,776	$16,000	$844,619

Thomas A. Sa	2010	$225,000	$145,000	$-	$-	$-	$58,894	$9,170	$438,064
Executive Vice President	2009	$223,270	$54,000	$85,697	$-	$-	$(23,734)	$9,170	$348,403
Chief Financial Officer	2008	$180,000	$-	$77,000	$-	$-	$53,346	$7,000	$317,346
Chief Strategy Officer	2007	$180,000	$164,639	$-	$78,242	$-	$47,881	$6,600	$477,362

Timothy W. Boothe	2010	$200,000	$95,000	$-	$-	$-	$31,488	$9,720	$336,208
Executive Vice President	2009	$182,537	$45,000	$71,710	$-	$-	$(61,650)	$9,720	$247,317
Chief Operating Officer	2008	$180,000	$-	$77,000	$-	$-	$44,207	$10,000	$311,207
	2007	$180,000	$159,280	$-	$78,242	$-	$42,302	$10,000	$469,824

Allen G. Williams	2010	$190,000	$85,000	$-	$-	$-	$-	$6,000	$281,000
Executive Vice President	2009	$170,000	$61,000	$84,703	$41,229	$-	$-	$6,000	$362,932
Chief Credit Officer	2008	$-	$-	$-	$-	$-	$-	$-	$-
	2007	$-	$-	$-	$-	$-	$-	$-	$-

Margaret M. Bradshaw	2010	$190,000	$85,000	$-	$-	$-	$-	$6,000	$281,000
Executive Vice President	2009	$185,000	$38,000	$73,698	$45,706	$-	$-	$6,000	$348,404
Chief Banking Officer	2008	$-	$-	$-	$-	$-	$-	$-	$-
	2007	$-	$-	$-	$-	$-	$-	$-	$-

In an effort to promote the strategic execution of the business and maintain stability during the downward economic cycle, Mr. Myers received an increase in base salary for 2010 to remain competitive with compensation trends for named executive officers within the Company’s market area.

The amounts reported for stock awards and option awards in the Summary Compensation Table above reflect the fair market value of the equity awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 7, 2011.

Employment Agreements

Employment Agreement with Daniel P. Myers:

We entered into an employment agreement with Daniel P. Myers, President, Chief Executive Officer and a director of the Company and the Bank, effective June 15, 2010.  The employment agreement has a term of three years with automatic one-year extensions unless notice of termination is given.  The employment agreement provides for an initial annual salary of $450,000, which may be increased or decreased annually in the discretion of our Board of Directors, participation rights in any formalized bonus and incentive plans as determined by our Board of Directors and future grants of equity awards as may approved by our Board of Directors.  The agreement provides Mr. Myers with an automobile allowance plus fuel costs, a fitness club membership, a social club membership and other club memberships as may be permitted in the Board of Directors’ discretion.  Mr. Myers receives medical, dental, life and disability insurance and reimbursement of financial consulting fees within specified limits.  The agreement provides for potential payments upon termination or change-in-control, the details of which are discussed below.  However, Mr. Myers is not entitled to any incentive or severance compensation prohibited by law as a result of the Company’s participation in the TARP Capital Purchase Program.

Employment Agreements with other officers.

We also entered into employment agreements with each of our other named officers effective June 15, 2010.  Each employment agreement has a term of three years with automatic one-year extensions unless notice of termination is given.  Each employment agreement provides for an initial annual salary, which may be increased or decreased annually in the discretion of our Board of Directors, the right to participate in any formalized bonus and incentive plans as determined by our Board of Directors and future grants of equity awards as may approved by our Board of Directors.  The named officers also receive an automobile allowance, medical, dental, life and disability insurance and reimbursement of financial consulting fees within specified limits.  The agreements also provide the employees potential payments upon termination or change-in-control, the details of which are discussed below.  However, the named officers are not entitled to any incentive or severance compensation prohibited by law as a result of the Company’s participation in the TARP Capital Purchase Program.

Supplemental Executive Retirement Plan

As noted above, retention of our key employees is an important element in the consistency and continuity of the execution of our strategy.  Unexpected turnover in key executive positions can be disruptive and is a potential threat to the Company’s progress.  Each of the named executives is eligible to participate in a supplemental executive retirement program (“SERP”) that is designed to reward long-term contribution to the Company.  Under the SERP, after achieving defined length of service and vesting thresholds, each executive will receive fifteen annual payments upon reaching retirement.  The retirement payment is based on the average base salary of the employee in the last three years of service.  The level of the retirement payment increases at a rate of four percent of base salary per year, cumulatively, until reaching a level of sixty percent after fifteen years of service.  In addition, the executive becomes vested in the benefit over a period of ten years continuous service.  We believe that the SERP is a key element of our executive retention strategy.  As of December 31, 2010, Mr. Williams and Ms. Bradshaw were not participants of the SERP.

The table below provides information concerning the SERP for each of our executive officers as of December 31, 2010.

		Number	Present	Payments
		Of Years	Value Of	During
	Plan	Credited	Accumulated	Last Fiscal
Name	Name	Service	Benefit	Year

Daniel P. Myers	Bridge Bank	11	$509,780	$-
President	Supplemental Executive
Chief Executive Officer	Retirement Plan

Thomas A. Sa	Bridge Bank	10	$281,607	$-
Executive Vice President	Supplemental Executive
Chief Financial Officer	Retirement Plan
Chief Strategy Officer

Timothy W. Boothe	Bridge Bank	10	$178,067	$-
Executive Vice President	Supplemental Executive
Chief Operating Officer	Retirement Plan

Allen G. Williams	Bridge Bank	0	$-	$-
Executive Vice President	Supplemental Executive
Chief Credit Officer	Retirement Plan

Margaret M. Bradshaw	Bridge Bank	0	$-	$-
Executive Vice President	Supplemental Executive
Chief Banking Officer	Retirement Plan

Potential Payments Upon Termination or Change in Control

The employment agreements of the executive officers provide for severance payments in case of termination in certain circumstances including a change in control of the Company.  Each of the executive officers with a contract provided for severance payments has agreed that he would not receive any amounts that would constitute a prohibited severance payment while the U.S. Treasury held securities issued by the Company under the TARP Capital Purchase Program, but this prohibition no longer applies because we completed the repurchase of the preferred stock that we sold to Treasury on March 15, 2011.  The following is a discussion of the change in control provisions.

Mr. Myers:

In the event of termination without cause (or the employee’s resignation for good reasons defined) and without a change in control, Mr. Myers is entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one and one-half (1.5) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for eighteen (18) months.  These payments and the value of these benefits would be estimated to total $698,000 at December 31, 2010.

In the event of a change in control that results in (i) Mr. Myers’ employment being terminated or, (ii) without his consent, any material adverse change in the nature and scope of his position, authorities, responsibilities, duties, or a change of twenty miles or more in his location of employment, or any material reduction in base salary, incentive compensation or other benefits, or (iii) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Mr. Myers’ employment, then Mr. Myers’ shall receive severance benefits consisting of (i) a cash payment in an amount equal to two and one-half (2.5) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for thirty (30) months.  These payments and the value of these benefits would be estimated to total $1.2 million at December 31, 2010.

Other Named Executive Officers:

Each of the other named executive officers are, in the event of termination without cause (or the employee’s resignation for good reasons defined) and without a change in control, entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one (1) times his/her (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for twelve (12) months.  These payments and the value of these benefits to the other named executive officers would be estimated to total $1.2 million at December 31, 2010.

Each of the other named executive officers are, entitled to certain benefits if, as a result of a change in control, (i) his/her employment is terminated or, (ii) without his/her consent, there is any material adverse change in the nature and scope of his/her position, authorities, responsibilities, duties, or a change of twenty miles or more in his/her location of employment, or any material reduction in base salary, incentive compensation or other benefits, or (iii) there is any other event which reasonably constitutes a demotion, significant diminution or  constructive termination (by resignation or otherwise) of his employment.  In such a case, each of the other named executive officers would be entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one and one-half (1.5) times his/her (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for eighteen (18) months.  These payments and the value of these benefits to the other named executive officers would be estimated to total $1.7 million at December 31, 2010.

Stock-Based Awards

As of December 31, 2010, there were 1,716,315 shares underlying outstanding awards under our stock-based compensation plan and 295,003 shares available for future grants.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the stock-based awards granted during the year ended December 31, 2010 to each of our executive officers listed in the Summary Compensation Table.

All Other
								All Other	Option
								Stock	Awards:		Grant
		Estimated Future			Estimated Future			Awards:	Number	Exercise	Date Fair
		Payouts Under Non-			Payouts Under			Number	of	or Base	Value of
		Equity Incentive			Equity Incentive			of Shares	Securities	Price of	Stock and
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards

Daniel P. Myers		$-	$-	$-	$-	$-	$-	-	-	$-	$-
President
Chief Executive Officer

Thomas A. Sa		$-	$-	$-	$-	$-	$-	-	-	$-	$-
Executive Vice President
Chief Financial Officer
Chief Strategy Officer

Timothy W. Boothe		$-	$-	$-	$-	$-	$-	-	-	$-	$-
Executive Vice President
Chief Operating Officer

Allen G. Williams		$-	$-	$-	$-	$-	$-	-	-	$-	$-
Executive Vice President
Chief Credit Officer

Margaret M. Bradshaw		$-	$-	$-	$-	$-	$-	-	-	$-	$-
Executive Vice President
Chief Banking Officer

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded our executive officers named above as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Daniel P. Myers	36,000	-	-	$5.00	03/29/11	20,000	$145,000	-	$-
President	10,000	-	-	$12.83	02/26/14	17,540	$127,165	-	$-
Chief Executive Officer	18,000	-	-	$14.80	06/16/15
	18,710	-	-	$22.49	10/19/16
	16,530	5,510	-	$22.30	10/18/17

Thomas A. Sa	30,000	-	-	$5.00	03/29/11	17,500	$126,875	-	$-
Executive Vice President	10,000	-	-	$6.15	12/20/11	12,070	$87,508	-	$-
Chief Financial Officer	8,000	-	-	$12.83	02/26/14
Chief Strategy Officer	7,000	-	-	$14.80	06/16/15
	13,470	-	-	$22.49	10/19/16
	7,935	2,645	-	$22.30	10/18/17

Timothy W. Boothe	38,000	-	-	$5.00	03/29/11	17,500	$126,875	-	$-
Executive Vice President	8,000	-	-	$12.83	02/26/14	10,100	$73,225	-	$-
Chief Operating Officer	7,000	-	-	$14.80	06/16/15
	13,470	-	-	$22.49	10/19/16
	7,935	2,645	-	$22.30	10/18/17

Allen G. Williams	6,250	18,750	-	$5.10	02/19/19	11,930	$86,493	-	$-
Executive Vice President
Chief Credit Officer

Margaret M. Bradshaw	7,500	22,500	-	$4.80	03/19/19	10,380	$75,255	-	$-
Executive Vice President
Chief Banking Officer

The exercise price for each of the above stock option grants and the fair market value for each of the above restricted stock grants are equal to the closing market price on the grant date.  Each stock option award vests in equal installments over a four-year period.  Each restricted stock grant vests in one installment after five years.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the executive officers named above during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Daniel P. Myers	90,000	$279,000	-	$-
President
Chief Executive Officer

Thomas A. Sa	10,000	$36,400	-	$-
Executive Vice President
Chief Financial Officer
Chief Strategy Officer

Timothy W. Boothe	-	$-	-	$-
Executive Vice President
Chief Operating Officer

Allen G. Williams	-	$-	-	$-
Executive Vice President
Chief Credit Officer

Margaret M. Bradshaw	-	$-	-	$-
Executive Vice President
Chief Banking Officer

Analysis of Employee Compensation Plan Risks

The Compensation Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. The Compensation Committee limited its review to the Company’s cash incentive compensation plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.

In addition to the incentive plans in which the SEO’s participate, the Company has incentive plans for certain Bank employees that reward performance based on product referrals, business development and profitability and long-term incentive awards including stock options and restricted stock awards. The Compensation Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.  The Company has adopted clawback provisions in the event that any incentive compensation paid is later determined to have been paid based on a materially incorrect premise and that, had it been known at the time of the award, would have precluded the awarding of the incentive compensation in full or in part.

Director Compensation

The following table sets forth the amounts earned by each of our non-employee directors during the year ended December 31, 2010:

					Change in
					Pension Value And
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	Or Paid In	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Lawrence Owen Brown	$50,500	$-	$20,100	$-	$-	$-	$70,600

Howard N. Gould	$46,000	$14,100	$-	$-	$-	$-	$60,100

Dr. Francis J. Harvey	$16,500	$-	$58,950	$-	$-	$-	$75,450

Allan C. Kramer, M.D.	$61,000	$-	$25,125	$-	$-	$-	$86,125

Robert P. Latta	$43,500	$-	$20,100	$-	$-	$-	$63,600

Thomas M. Quigg	$80,000	$17,625	$-	$-	$-	$-	$97,625

Teryy Schwakopf	$16,500	$-	$58,950	$-	$-	$-	$75,450

Barry A. Turkus	$67,000	$14,100	$-	$-	$-	$-	$81,100

We compensate directors for their service on the Board according to responsibility.  Each non-employee director receives an annual retainer as follows:  $50,000 for the Chairman of the Board; $48,000 for the Vice Chairman of the Board; and $40,000 for all other members of the Board.  Committee Chairmen receive an additional annual retainer as follows:  $6,000 for the Compensation and Audit Committees; and $4,000 for the Finance, Loan and Corporate Governance and Nominating Committees.  Additionally, members of the Loan Committee receive an annual retainer of $18,000.

The amounts reported for stock awards and stock options in the Director Compensation Table above reflect the fair market value of the equity awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 7, 2011.

As of December 31, 2010 the aggregate number of restricted stock awards outstanding for each non-employee director was as follows:  Lawrence Owen Brown 12,000; Howard N. Gould 14,000; Allan C. Kramer, M.D. 12,000; Robert P. Latta 12,000; Thomas M. Quigg 14,500; and Barry A. Turkus 14,000.  Directors Dr. Francis J. Harvey and Terry Schwakopf did not have any restricted stock awards outstanding as of December 31, 2010.

As of December 31, 2010 the aggregate number of option awards outstanding for each non-employee director was as follows:  Lawrence Owen Brown 32,000; Dr. Francis J. Harvey 15,000; Allan C. Kramer, M.D. 65,625; Robert P. Latta 28,000; Thomas M. Quigg 17,750; Terry Schwakopf 15,000; and Barry A. Turkus 50,000.  Howard N. Gould had no option awards outstanding as of December 31, 2010.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2010.

Plan Category	Stock Based Awards Outstanding	Weighted Average Grant/ Exercise Price	Shares Available for Future Issuance

Approved by security holders	1,716,315	$10.41	295,003

Not approved by security holders	-	$-	-

Total	1,716,315	$10.41	295,003

Certain Relationships and Related Transactions

The Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions, except for lending relationships described below.

Certain Transactions

There are no existing or proposed material interests or transactions between the Company and/or any of our officers or directors outside the ordinary course of the Company's business.

Indebtedness of Management

It is anticipated that our directors and officers, and their affiliates and family members, will have banking transactions with the Bank in the ordinary course of business.  Any such loans and commitments to lend will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transaction with other persons of similar creditworthiness.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ending December 31, 2010 is being made available to shareholders simultaneously with this Proxy Statement/Prospectus.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which was filed with the Securities Exchange Commission and is available from the Bank without charge by writing to Debra J. Bradford, Senior Vice President and Corporate Secretary, Bridge Capital Holdings, 55 Almaden Blvd., San Jose, California 95113.

SHAREHOLDER PROPOSALS

Next year’s Annual Meeting of Shareholders will be held on May 19, 2012.  The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement and form of Proxy for the 2012 Annual Meeting of Shareholders is December 4, 2011.

Additionally, with respect to any proposal by shareholders not submitted for inclusion in the Company’s 2011 Proxy Statement, if notice of such proposal was not received by February 19, 2012 such notice will be considered untimely, and the Company’s proxy holders shall have discretionary authority to vote on such proposal.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting but if any other matters are properly presented to the meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such Proxies.  All shares represented by duly executed proxies will be voted at the meeting.

The Report of the Audit Committee, Compensation Committee Report on Executive Compensation, the Performance Graph, and the statement of independence of Audit Committee members referred to under “Committees of the Board of Directors—Audit Committee” are not to be considered as incorporated by reference into any other filings which the Company makes with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. These portions of this Proxy Statement are not a part of any of those filings unless otherwise stated in those filings.

BRIDGE CAPITAL HOLDINGS

San Jose, California
April 4, 2011

Annual Meeting of Shareholders
Thursday, May 26, 2010 – 3:00 p.m.

Silicon Valley Capital Club
50 N. San Fernando Street, San Jose

Directions

From 101 North

Take 101 South to Guadalupe Parkway (87). Take Guadalupe Parkway to the Park Ave. Exit. Make a left toward downtown San Jose. Make a left on Almaden Blvd., and a right on San Fernando St. Cross Market St. and the parking garage is the first driveway on the right.

From 280/680 in either direction

Exit Guadalupe Parkway North (87). Take the Santa Clara St. Exit. Make a right onto Santa Clara St. Make a right on Market, and a left onto San Fernando. The parking garage is the first driveway on the right.

From 880/17 in either direction

Take the Coleman Ave. Exit. Make a left onto Coleman from either direction. Coleman Ave. becomes Market St. Make a left on San Fernando. The parking garage will be the first driveway on the right.

From 101 South

Take 101 North to 280 toward downtown San Jose. Exit Guadalupe Parkway (87) North. Take the Santa Clara St. Exit and make a right onto Santa Clara St. Make a right on Market and a left on San Fernando. The parking garage is the first driveway on the right.

N Almaden Blvd.
E Santa Clara St.
N Market St.
N River St.
Post St.
S 1st St.
87
W San Fernando St.
W Santa Clara St.
PARKING
S Almaden Blvd.
Park Ave.
S. Autumn St.
Silicon Valley Capital Club
50 N. San Fernando Street
San Jose, CA 95113